INTERMET CORPORATION
5445 Corporate Drive
Troy, MI 48098-2683
Tel: 248-952-2500

Fax: 248-952-2501                                          EXHIBIT 99.1

[INTERMET LOGO]                                            NEWS RELEASE

                                                           For IMMEDIATE Release
                                                           Contact: Bytha Mills
                                                           INTERMET Corporation
                                                           248-952-2500

INTERMET REPORTS 2003 THIRD-QUARTER RESULTS

EARNINGS IMPROVE OVER 2002

TROY, Mich., October 16, 2003 -- INTERMET Corporation (Nasdaq: INMT), one of the world's leading manufacturers of cast-metal automotive components, today reported 2003 third-quarter sales from continuing operations of $182.1 million, compared with $192.6 million in the year-ago period. The company also reported a 2003 third-quarter net loss of $50 thousand, or 0 cents per diluted share, compared with a net loss of $1.0 million, or 4 cents per diluted share in the third quarter of last year. These essentially breakeven results were in line with INTERMET's prior projections and First Call consensus. Income before income tax and minority interest was $281 thousand, compared with a $3.8 million pretax loss in the third quarter of 2002.

Sales for the quarter were influenced primarily by lower production levels at the traditional U.S. Big 3, the closure of the Radford Foundry, the sale of Frisby P.M.C., and slower-than-expected launches of new programs. Third-quarter earnings were impacted by the reduced level of sales and rising steel scrap prices, offset by a gain on a sale of assets and a post-retirement benefit curtailment gain related to the Radford Foundry closure. It should also be noted that in July of this year, INTERMET announced the sale of Frisby P.M.C. as a divestiture of non-core operations. As a result, the company is reporting amounts related to Frisby as "discontinued operations" for all periods presented.

Commenting on the quarter, President and CEO Gary F. Ruff said, "A significant move by our major customers to reduce inventories with incentive programs resulted in low production numbers from the 'Big 3,' which, in part, caused a five-percent drop in sales for INTERMET compared with last year's third quarter. Also, we began the shutdown of the Radford Foundry and sold our Frisby machining operation, which further impacted our sales results. However, I am still pleased that we have been able to report essentially breakeven results despite lower sales in what is traditionally our toughest quarter.

"We have maintained efforts to balance steady improvement in our operating efficiencies with continuing work on new and proprietary technologies, many of which have or are being implemented into production," Ruff said. "We believe that our leading technology position along with increased productivity will assure market-share gains for INTERMET and prepare the company to take full advantage of the worldwide growth of the automotive industry."

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INTERMET Corporation
October 16, 2003
Page 2



Vice President Finance and CFO Bob Belts said, "Gross margin for the third quarter was 8.1 percent, 1.9 percentage points higher than the 6.2 percent reported in the third quarter of 2002. The higher margin is directly attributable to structural changes we made during the quarter along with efficiency improvements at our plants."

Selling and administrative expenses were higher for the quarter, mainly the result of the consolidation of the SG&A of the Porto, Portugal, foundry. Overall debt at the end of the quarter was $293.4 million, which also includes $15.7 million from the full consolidation of Porto. Excluding Porto, debt would have been $7.2 million lower than the second quarter. Depreciation and amortization was reported at $13.1 million for the quarter.

For the first nine months of 2003, the company recorded a net loss of $3.5 million, or 14 cents per diluted share, after the Radford Foundry closure costs. This compares with a 2002 nine-month net income of $8.6 million, or 33 cents per diluted share. INTERMET's 2003 nine-month sales were $578.8 million, down $31.0 million from the same period last year. The company generated cash flow from operations of $22.1 million during the nine-month period, which was used to help fund capital requirements and the Porto purchase. Capital spending to date totaled $11.6 million.

Ruff also commented, "As we are implementing our LASIK Vision strategy and working to continually improve performance, a number of very positive things already occurred within INTERMET during the third quarter. The acquisition of another 25 percent of Porto, with the remaining 25 percent coming on board next year, is an integral part of our global and low-cost operation strategies. To further support these strategies, work has begun on INTERMET's 100,000-square-foot ferrous foundry in Mexico. With a number of customer orders already in hand, we expect to be in production by next summer. And the opening of engineering and sales centers in Germany and Japan reflects our strategy to bring INTERMET's full-service capabilities to growing customer bases in both Europe and Asia."

The INTERMET Board of Directors voted to approve a quarterly dividend of 4 cents per share, payable January 2, 2004, to shareholders of record as of December 1, 2003.

FOURTH-QUARTER OUTLOOK

"We anticipate sales in the $188 million to $194 million range, and diluted earnings per share from continuing operations to be around two cents per diluted share," said CFO Belts. "The tax rate in the fourth quarter is expected to be 33 percent and depreciation and amortization is expected to be about $12.5 million. Capital spending should be about $5.0 million."



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INTERMET Corporation
October 16, 2003
Page 3


INTERMET will hold a Conference Call today at 3 p.m. ET to discuss third-quarter results as well as the outlook for the fourth quarter. Investors and interested parties can listen to a live webcast by visiting www.intermet.com and clicking on the "Financial/Investor Information" link on the home page. A slide presentation also will be available on the web site. It is recommended that access to the live webcast be established 10-15 minutes prior to the scheduled start time. A replay of the webcast briefing also is expected to be available on the company's web site beginning two hours after completion of the briefing through November 16, 2003.

DIRECTOR JOHN H. REED

INTERMET recently lost a valued colleague and friend when John H. (Jack) Reed, a director since 1998, passed away on September 20 from complications resulting from a battle with cancer. He was 71.

"Jack Reed has made significant contributions to INTERMET during his tenure on the board," said John Doddridge, Chairman of INTERMET. "We were fortunate to have had his leadership and wisdom available to us over the past five years. His tremendous knowledge of the automotive industry and his technical intellect were matched by a very gracious and generous demeanor. His presence will be missed."

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. INTERMET's strategy is to be the world's leading supplier of cast-metal automotive components. The company has more than 5,500 employees at facilities located in North America and Europe. More information is available on the Internet at www.intermet.com.

This news release and INTERMET's conference call include forecasts and other forward-looking statements about INTERMET, its industry and the markets in which it operates. The achievement of forecasts, projections and strategic goals are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed. Some of these risks and uncertainties are detailed as a preface to the Management's Discussion and Analysis of Financial Condition in the company's 2002 Annual Report for the year ended December 31, 2002.




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INTERMET Corporation
October 16, 2003
Page 4

INTERMET CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  Three Months Ended                 Nine Months Ended
                                                             ------------------------------    ------------------------------
                                                             SEPTEMBER 30,    September 30,    SEPTEMBER 30,    September 30,
                                                                  2003             2002             2003             2002
                                                             -------------    -------------    -------------    -------------
                                                                                      (Unaudited)
Net sales                                                      $ 182,054        $ 192,603        $ 578,832        $ 609,794
Cost of sales                                                    167,332          180,646          525,645          554,236
                                                               ---------        ---------        ---------        ---------
Gross profit                                                      14,722           11,957           53,187           55,558

Selling, general and administrative                                8,663            7,938           25,031           24,374
Restructuring and impairment charges                              (1,278)               -           10,314                -
Other operating expense (income), net                                820             (495)           2,218             (327)
                                                               ---------        ---------        ---------        ---------
Operating profit                                                   6,517            4,514           15,624           31,511

Interest expense, net                                              7,711            7,540           22,848           21,075
Other (income) expense, net                                       (1,475)             784           (1,314)             617
                                                               ---------        ---------        ---------        ---------
Income (loss) before income tax and minority interest                281           (3,810)          (5,910)           9,819
Income tax (expense) benefit                                        (107)           2,629            1,958           (1,970)
Minority interest and equity interest in a joint venture            (165)             273              587              692
                                                               ---------        ---------        ---------        ---------
Income (loss) from continuing operation                                9             (908)          (3,365)           8,541
Loss from discontinued operation, net of tax:
   Loss from operation                                               (18)            (105)             (81)            (449)
   Loss on sale                                                      (41)               -              (41)               -
                                                               ---------        ---------        ---------        ---------
(Loss) income before cumulative effect of change
   in accounting                                                     (50)          (1,013)          (3,487)           8,092
Cumulative effect of change in accounting, net of tax                  -                -                -              481
                                                               ---------        ---------        ---------        ---------
Net (loss) income                                                   ($50)         ($1,013)       $  (3,487)       $   8,573
                                                               =========        =========        =========        =========

(Loss) earnings per common share:
Basic
(Loss) earnings from continuing operation                      $       -           ($0.04)       $   (0.13)       $    0.34
Loss from discontinued operation, net of tax                           -                -            (0.01)           (0.02)
Cumulative effect of change in accounting, net of tax                  -                -                -             0.02
                                                               ---------        ---------        ---------        ---------
(Loss) earnings per common share - basic                       $       -           ($0.04)       $   (0.14)       $    0.34
                                                               =========        =========        =========        =========

Diluted
(Loss) earnings from continuing operation                      $       -           ($0.04)       $   (0.13)       $    0.33
Loss from discontinued operation, net of tax                           -                -            (0.01)           (0.02)
Cumulative effect of change in accounting, net of tax                  -                -                -             0.02
                                                               ---------        ---------        ---------        ---------
(Loss) earnings per common share - diluted                     $       -           ($0.04)       $   (0.14)       $    0.33
                                                               =========        =========        =========        =========

Weighted average shares outstanding:
   Basic                                                          25,591           25,462           25,576           25,430
   Diluted                                                        25,725           25,462           25,576           25,747


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INTERMET Corporation
October 16, 2003
Page 5

INTERMET CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                     SEPTEMBER 30,  December 31,
                                                         2003           2002
                                                     -------------  ------------
                                                      (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                           $  4,988       $  3,298
   Accounts receivable                                   99,112         85,503
   Inventory                                             76,501         63,739
   Other current assets                                  32,581         24,461
   Current assets of discontinued operation                   -          3,407
                                                       --------       --------
Total current assets                                    213,182        180,408

Property, plant and equipment, net                      325,659        326,962
Goodwill                                                217,016        217,016
Other non-current assets                                 25,625         34,640
Non-current assets of discontinued operation                  -          5,072
                                                       --------       --------
Total assets                                           $781,482       $764,098
                                                       ========       ========

Liabilities and shareholders' equity:
Current liabilities:
   Accounts payable                                    $ 75,690       $ 69,960
   Accrued liabilities                                   58,877         64,313
   Long term debt due within one year                    11,626          1,567
   Current liabilities of discontinued operation              -          1,865
                                                       --------       --------
Total current liabilities                               146,193        137,705

Non-current liabilities:
   Long term debt due after one year                    281,815        278,536
   Other non-current liabilities                         91,854         90,288
                                                       --------       --------
Total non-current liabilities                           373,669        368,824

Minority interest                                         5,600              -

Shareholders' equity                                    256,020        257,569
                                                       --------       --------

Total liabilities and shareholders' equity             $781,482       $764,098
                                                       ========       ========


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INTERMET Corporation
October 16, 2003
Page 6


INTERMET CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(IN THOUSANDS)

                                                                              Nine months ended
                                                                         ------------------------------
                                                                         SEPTEMBER 30,    September 30,
                                                                              2003            2002
                                                                         -------------    -------------
                                                                                  (Unaudited)
Cash provided by continuing operating activities                           $  22,709        $  67,538
Cash (used in) provided by discontinued operation                               (628)             119
                                                                           ---------        ---------
Cash provided by operating activities                                         22,081           67,657
Additions to property, plant and equipment by continuing operation           (11,612)          (6,732)
Additions to property, plant and equipment by discontinued operation               -             (148)
Purchase of shares of a subsidiary                                            (5,571)               -
Proceeds from sale of assets of a subsidiary                                   3,925                -
Proceeds from sale of property, plant and equipment                            1,700              360
                                                                           ---------        ---------
Cash used in investing activities                                            (11,558)          (6,520)

Net decrease in revolving credit facility                                     (1,000)         (67,000)
Proceeds from debt offering                                                        -          175,000
Repayments of term loan                                                            -         (171,750)
Repayments of other debts                                                     (4,085)          (1,461)
Payments of revolving credit facility fees                                      (405)               -
Payments of debt issuance costs                                                    -           (5,940)
Issuance of common stock                                                          12              490
Dividends paid                                                                (3,072)          (3,056)
                                                                           ---------        ---------
Cash used in financing activities                                             (8,550)         (73,717)

Effect of exchange rate changes on cash and cash equivalents                    (283)           4,390
                                                                           ---------        ---------

Net increase (decrease) in cash and cash equivalents                           1,690           (8,190)

Cash and cash equivalents, beginning of period                                 3,298           13,866
                                                                           ---------        ---------

Cash and cash equivalents, end of period                                   $   4,988        $   5,676
                                                                           =========        =========
